Exhibit 99.1

Kevin J. Brown
(937) 225-3335

ROBBINS & MYERS REPORTS
FISCAL FOURTH QUARTER AND YEAR END 2004 RESULTS

DAYTON, OHIO, October 6, 2004 . . . Robbins & Myers, Inc. (NYSE: RBN) today reported sales and earnings for the fourth quarter and twelve months of fiscal 2004, ended August 31, 2004. Sales for the fourth quarter were $158.6 million compared with $156.9 million for the same period of fiscal 2003. Foreign currency translation increased sales by $5.5 million. On a constant dollar basis, revenues declined $3.8 million. Net income for the fourth quarter was $3.5 million or $0.24 per share compared with $4.9 million or $0.33 per share for the same period a year ago. The current quarter includes severance costs of $0.8 million pre-tax, $0.5 million after tax and $0.03 per share, related to the consolidation of the Company’s Reactor Systems business in Italy.

Sales for fiscal 2004 were $585.8 million compared with $560.8 million for the same period of fiscal 2003. Foreign currency translation accounted for an increase in sales of $36.9 million resulting in a sales decline of $11.9 million on a constant dollar basis. EBIT for fiscal 2004 was $30.3 million and $38.7 million for last year. Fiscal 2004 net income was $9.8 million or $0.67 per share compared with $14.4 million or $1.00 per share in 2003. The fiscal 2004 EBIT, net income and earnings per share were reduced by $2.1 million pre-tax, $1.4 million after tax and $0.10 per share, respectively, for charges related to the retirement of the Company’s former CEO in the second quarter of fiscal 2004 and the aforementioned severance costs in the fourth quarter.

“Fiscal year 2004 was a transition year for Robbins & Myers. The Company faced challenges of softness in the Pharmaceutical and Industrial Segments, several top management changes and initiated a restructuring program to improve the Company’s future profitability,” said Peter C. Wallace, President and Chief Executive Officer. “Record sales and profits from the Energy Segment have been the encouraging news for the year. The growth was driven by higher oil and gas prices which led to increased activity in exploration and recovery.”

Business Segment Results

Fiscal 2004 fourth quarter sales for the Pharmaceutical Segment reflected sequential improvement of 3.7%. The effect of exchange rates was minimal from the preceding quarter. For the year to year period, quarterly sales were down $6.7 million. Exchange rates caused a sales increase of $5.4 million; therefore the decline in constant dollars was $12.1 million. EBIT declined $4.3 million due to the constant dollar sales decline and the $0.8 million for severance related to consolidation of the Reactor Systems business in Italy. The fourth quarter orders and backlog reflect order cancellations of $14.2 million. Of the order cancellations, $6.8 million related to orders booked in fiscal 2004 and $7.4 million related to prior years. Fiscal year 2004 sales of $343.0 million are consistent with last year; however, foreign exchange rates accounted for a $33.4 million increase in sales and sales actually declined by $32.7 million on a constant dollar basis. EBIT decreased $11.1 million due to the sales decline and the $0.8 million of severance cost previously mentioned. Orders in the Pharmaceutical Segment in the second half of fiscal 2004, excluding the effect of exchange rates and order cancellations, were approximately 6% higher than the second half of fiscal 2003. The market continues to be sluggish, especially in continental Europe.

The Energy Segment results were substantially better in the fourth quarter of fiscal 2004 than in the year prior and continued to improve sequentially from a very strong third quarter. Fourth quarter sales increased 19% over the prior year period and 3% over the third quarter of fiscal 2004. EBIT was up 17% in the current quarter over the same period last year and up 8% over the preceding quarter. For fiscal 2004 Energy Segment sales increased $17.3 million and EBIT increased $5.9 million from the prior year, excluding the impact of exchange rates. Higher energy prices and accelerated global demand for oil and gas are being reflected in increased rig count and capital equipment spending. It is anticipated that these trends should continue through our fiscal 2005.

For the fourth quarter of fiscal 2004 the Industrial Segment experienced improvements in sales and EBIT over the prior year and the previous quarter. On an annual basis sales were up 3% and EBIT was slightly lower. This segment’s profitability was impacted by lower aftermarket activity and increased pension and health care costs. On a positive note, fiscal 2004 orders and backlog were higher than the prior year and the highest in this segment in three years. The U. S. CPI (Chemical Processing Industry) operating rate is continuing its positive trend for the first time in several years.

Repositioning Robbins & Myers for the Future

“Our pharmaceutical business, comprised of our Reactor Systems Group and Romaco, are clearly not performing up to their potential,” commented Mr. Wallace. “These are businesses with strong brands and significant market positions that are well-positioned globally to serve the needs of the pharmaceutical market. We have opportunities in these businesses to fix the basics and invest for growth. Our first actions will be to take out significant costs by consolidating facilities, increasing production at our existing low cost facilities in India and China, and reducing personnel to eliminate redundancies.” As part of this cost reduction program, the Company expects to expense approximately $7.0 million to restructure its Pharmaceutical business. These costs are primarily related to severance costs. Restructuring activities will include:

•	Plant closures (one of two Reactor Systems facilities in Italy, Pfaudler Mexico and Unipac).

•	Headcount reduction to bring it in line with current and projected business levels, to support the Reactor Systems Group restructuring and promote a unified business.

•	Headcount reduction at Romaco with the Unipac integration into the Macofar facility, reduced duplicate administrative costs at other locations, and improved market channel efficiency.

•	Additional sourcing from Robbins & Myers low cost facilities in Brazil, India, and China.

“This effort to reduce complexity, fix the basics and leverage the assets of our business units will help in creating a strong and more efficient organization that will be more focused on growth and profitability. We estimate that future annual benefits from this will be approximately $12 to $13 million of which $6 to $7 million is expected in fiscal 2005. To drive these initiatives I am taking a direct role in Romaco for the near term.”

Earnings Outlook

“We believe that our current lower backlog in the Pharmaceutical business and other trends throughout the other businesses will support earnings per share from operations for the first quarter of $0.02 to $0.07, before estimated restructuring costs of $0.17 to $0.19 per share. With benefits of these actions beginning to be realized in the second half of fiscal 2005, we expect earnings per share for fiscal 2005 of $1.00 to $1.15, excluding the estimated restructuring cost of approximately $0.30 per share,” stated Mr. Wallace.

In this release the Company refers to various non-GAAP measures. Earnings and earnings per share excluding special items are non-GAAP financial measures. The Company believes these measures are helpful to investors in assessing the Company’s ongoing performance of its underlying businesses before the impact of special items on its financial performance. In addition, these non-GAAP measures provide a comparison to our previously announced earnings guidance which excluded these special items. Earnings and earnings per share before special items reconcile to earnings presented according to GAAP as follows (in thousands, except per share data):

	Three Months Ended		Twelve Months Ended
	August 31,		August 31,
(in thousands, except per share data)	2004	2003	2004	2003
Net income	$3,497	$4,924	$9,770	$14,368
Plus special items, net of tax:
CEO retirement & other severance charges	495	0	1,390	0

Net income before special items	$3,992	$4,924	$11,160	$14,368

Diluted earnings per share	$0.24	$0.33	$0.67	$1.00

Plus special items:

CEO retirement & other severance charges	0.03	0.00	0.10	0.00

Diluted earnings per share before special items	$0.27	$0.33	$0.77	$1.00

Conference Call

Robbins & Myers, Inc. has scheduled a conference call and webcast for 11:00 a.m., EDT on Thursday, October 7, 2004 to review the fourth quarter and twelve months results of fiscal 2004. A copy of the Company’s presentation will be available on the Company’s website at www.robbinsmyers.com at the commencement of the call. Please contact the Company’s Investor Relations Department to register for the call. The call webcast will also be available at www.robbinsmyers.com

Other

Robbins & Myers, Inc. is a leading global supplier of highly-engineered, critical equipment and systems for the pharmaceutical, energy, and industrial markets. Headquartered in Dayton, Ohio, the Company maintains manufacturing facilities in 15 countries.

In addition to historical information, this release contains forward-looking statements, identified by use of words such as “expects,” “anticipates,” “estimates,” and similar expressions. These statements reflect the Company’s expectations at the time this release was issued. Actual events and results may differ materially from those described in the forward-looking statements. Among the factors that could cause material differences are a significant decline in capital expenditures in specialty chemical and pharmaceutical industries, a major decline in oil and natural gas prices, foreign exchange rate fluctuations, the impacts of Sarbanes-Oxley section 404 procedures, work stoppages related to union negotiations, customer order cancellations, the ability of the Company to comply with the financial covenants and other provisions of its financing arrangements, the ability of the Company to realize the benefits of its restructuring program in its Pharmaceutical Segment and general economic conditions that can affect demand in the process industries. The Company undertakes no obligation to update or revise any forward-looking statement.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

(in thousands)	August 31, 2004	August 31, 2003
ASSETS

Current Assets:
Cash and cash equivalents	$8,640	$12,347
Accounts receivable	128,571	117,896
Inventories	107,478	96,196
Other current assets	10,094	10,480
Deferred taxes	7,901	7,469

Total Current Assets	262,684	244,388

Goodwill & Other Intangible Assets	322,935	310,748
Other Assets	7,916	7,357
Property, Plant & Equipment	139,707	141,963

	$733,242	$704,456

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$61,540	$49,588
Accrued expenses	93,035	85,158
Current portion of long-term debt	8,333	7,319

Total Current Liabilities	162,908	142,065

Long-Term Debt — Less Current Portion	173,369	186,284
Deferred Taxes	4,329	7,860
Other Long-Term Liabilities	89,524	81,241
Shareholders’ Equity	303,112	287,006

	$733,242	$704,456

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT
(Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
(in thousands, except per share data)	2004	2003	2004	2003
Sales	$158,595	$156,871	$585,758	$560,775
Cost of sales	105,073	103,989	392,754	371,959

Gross profit	53,522	52,882	193,004	188,816
SG&A expenses	42,872	40,980	157,810	147,918
Amortization expense	820	525	2,738	2,189
Other	761	0	2,139	0

Income before interest and income taxes	9,069	11,377	30,317	38,709
Interest expense	3,566	3,918	14,427	15,628

Income before income taxes and minority interest	5,503	7,459	15,890	23,081
Income tax expense	1,927	2,499	5,563	7,729
Minority interest	79	36	557	984

Net income	$3,497	$4,924	$9,770	$14,368

Net Income Per Share:
Basic	$0.24	$0.34	$0.67	$1.00
Diluted	$0.24	$0.33	$0.67	$1.00

Weighted Average Common Shares Outstanding:
Basic	14,519	14,397	14,478	14,368
Diluted	16,308	16,224	16,285	16,492

Orders	$129,514	$127,388	$586,948	$546,357

Backlog	$114,267	$111,375	$114,267	$111,375

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED BUSINESS SEGMENT INFORMATION
(Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,		August 31,
(in thousands)	2004	2003	2004		2003
Sales
Pharmaceutical	$92,336	$99,079	$343,047		$342,415
Industrial	34,541	31,147	126,827		122,873
Energy	31,718	26,645	115,884		95,487

Total	$158,595	$156,871	$585,758		$560,775

Income Before Interest and Income Taxes (EBIT)
Pharmaceutical	$2,808 (2)	$7,139	$10,317	(2)	$21,401
Industrial	2,681	1,521	8,349		8,791
Energy	7,582	6,505	27,424		20,941
Corporate and Eliminations	(4,002)	(3,788)	(15,773	)(1)	(12,424)

Total	$9,069	$11,377	$30,317		$38,709

Depreciation and Amortization
Pharmaceutical	$1,804	$2,381	$9,573		$10,562
Industrial	1,200	1,250	4,536		5,065
Energy	1,398	1,091	5,493		5,307
Corporate and Eliminations	548	308	1,775		1,348

Total	$4,950	$5,030	$21,377		$22,282

Orders
Pharmaceutical	$67,002	$72,537	$340,177		$327,997
Industrial	30,183	28,712	127,898		123,569
Energy	32,329	26,139	118,873		94,791

Total	$129,514	$127,388	$586,948		$546,357

Backlog
Pharmaceutical	$85,711	$86,777	$85,711		$86,777
Industrial	23,245	21,968	23,245		21,968
Energy	5,311	2,630	5,311		2,630

Total	$114,267	$111,375	$114,267		$111,375

(1)	Includes costs of $1,378,000 related to the retirement of our former President and CEO.

(2)	Includes severance costs of $761,000 related to the consolidation of our Reactor Systems business in Italy.

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.